Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-252048

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 18, 2021

PROSPECTUS SUPPLEMENT (To Prospectus Dated February 3, 2021)

$

DOMINION ENERGY SOUTH CAROLINA, INC.

$                     2021 Series A         % First Mortgage Bonds Due 2031

We are offering $                     aggregate principal amount of our 2021 Series A         % First Mortgage Bonds due 2031 (the Bonds). The Bonds will bear interest at         % per year and will mature on December 1, 2031. We will pay interest on the Bonds semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2022. The Bonds will be secured by the lien of the Indenture on substantially all of our properties used in the generation, purchase, transmission, distribution or sale of electricity which have not been released from, or transferred not subject to, the lien of the Indenture, and any other property which we may elect to subject to the lien of the Indenture. The Bonds will rank equally with all our other First Mortgage Bonds from time to time outstanding. See DESCRIPTION OF THE BONDS—Ranking and Security.

We may redeem all or any of the Bonds at any time prior to September 1, 2031, at the make-whole redemption price described in this prospectus supplement and, at any time on or after September 1, 2031, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed, in each case plus accrued and unpaid interest.

No application is being or is intended to be made for the listing or trading of the Bonds on any securities exchange or trading facility or to include them in any automated quotation system.

Investing in the Bonds involves risks. For a description of these risks, see “Risk Factors” on page S-9 of this prospectus supplement and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Company Before Expenses(1)
Per Bond		%		%		%
Bond Total	$		$		$

(1)	Plus accrued interest from November , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The Bonds will be ready for delivery in book-entry form only through The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, on or about November     , 2021.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	US Bancorp	Capital One Securities

Co-Manager

Drexel Hamilton

The date of this Prospectus Supplement is November     , 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Bonds and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about our First Mortgage Bonds we may offer from time to time, including the Bonds. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent any information contained or incorporated in this prospectus supplement differs from the information contained or incorporated in the accompanying base prospectus, you should only rely on the information in this prospectus supplement.

This document contains and refers you to information that you should consider when making your investment decision, including any other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our file number with the SEC is 001-3375. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on the website of our parent company, Dominion Energy, Inc. (Dominion Energy), at http://www.dominionenergy.com. Dominion Energy’s website also includes other information about us, Dominion Energy and certain of Dominion Energy’s other subsidiaries. The information available on Dominion Energy’s website (other than the documents expressly incorporated by reference into this prospectus supplement as set forth below) is not incorporated by reference into this prospectus supplement and you should not consider such information a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021; and

•	Current Report on Form 8-K, filed June 10, 2021.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Corporate Secretary, Dominion Energy South Carolina, Inc., 600 East Canal Street, Richmond, Virginia 23219, Telephone 1-800-552-4034, shareholderservices.dominionenergy.com.

FORWARD-LOOKING INFORMATION

We have included certain information in this prospectus supplement or other offering materials which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our annual, quarterly and other reports as described under the heading RISK FACTORS and we refer you to that discussion for further information.

These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•

Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;

•

The impact of extraordinary external events, such as the current pandemic health event resulting from the novel coronavirus, and their collateral consequences, including extended disruption of economic activity in our markets and global supply chains;

•	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	Changes to regulated rates collected;

•	Changes in future levels of domestic and international natural gas production, supply or consumption;

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

•

The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

•

Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for greenhouse gases and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•

The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error and other catastrophic events;

•

Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•	Domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

•	Additional competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies;

•	Competition in the development, construction and ownership of certain electric transmission facilities in connection with the Federal Energy Regulatory Commission Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

•

Changes in demand for services, including industrial, commercial and residential growth or decline in service areas, changes in supplies of natural gas delivered, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•	Adverse outcomes in litigation matters or regulatory proceedings, including matters related to the V. C. Summer Units 2 and 3 nuclear development project;

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning and benefit plan trusts;

•	Fluctuations in energy-related commodity prices and the effect these could have on our financial position and the underlying value of assets;

•	Fluctuations in interest rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	Political and economic conditions, including inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, the words “Company,” “we,” “our” and “us” refer to Dominion Energy South Carolina, Inc., a South Carolina corporation, and its subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE BONDS section of this prospectus supplement and the DESCRIPTION OF THE FIRST MORTGAGE BONDS section of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Bonds. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

The Company, a public utility headquartered in Cayce, South Carolina, is a South Carolina corporation organized in 1924. The Company is engaged in the generation, transmission and distribution of electricity to approximately 758,000 customers in the central, southern and southwestern portions of South Carolina. Additionally, the Company sells natural gas to approximately 405,000 residential, commercial and industrial customers in South Carolina.

All of our common stock is owned by SCANA Corporation, which is a wholly owned subsidiary of Dominion Energy. Dominion Energy, headquartered in Richmond, Virginia and incorporated in Virginia in 1983, is one of the nation’s largest producers and transporters of energy serving more than 7 million customers in 16 states. Dominion Energy is not guaranteeing any of the securities described in this prospectus.

Our address and telephone number are: Dominion Energy South Carolina, Inc., 400 Otarre Parkway Cayce, South Carolina 29033, (803) 217-9000.

THE OFFERING

The Bonds

We are offering $                     aggregate principal amount of the Bonds. The Bonds will mature on December 1, 2031.

The Bonds will be represented by one or more global certificates that will be deposited with or held on behalf of and registered in the name of The Depository Trust Company (DTC) or its nominee. This means that you will not receive a certificate for your Bonds but, instead, will hold your interest through DTC’s book-entry system, Euroclear Bank, SA/NV (Euroclear) or Clearstream Banking, société anonyme (Clearstream), if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in these systems. See BOOK-ENTRY PROCEDURES AND SETTLEMENT beginning on page S-13.

Interest

The Bonds will bear interest at         % per year.

Interest Payment Dates

Interest on the Bonds will be payable semi-annually in arrears on June 1 and December 1. The initial interest payment date for the Bonds is June 1, 2022.

Record Dates

So long as the Bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

If the Bonds are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable Interest Payment Date.

Optional Redemption

We may redeem, at our option, some or all of the Bonds at any time prior to September 1, 2031 (three months prior to the stated maturity date), at the make-whole redemption price described in DESCRIPTION OF THE BONDS—Optional Redemption, plus accrued and unpaid interest to the Redemption Date. We may redeem, at our option, some or all of the Bonds at any time on or after September 1, 2031 (three months prior to the stated maturity date), at a redemption price equal to 100% of the principal amount of the Bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.

The Bonds are not redeemable at any time at the option of the holder.

Ranking and Security

The Bonds will be secured by the lien of the Indenture and will rank equally with all our other First Mortgage Bonds from time to time outstanding. See DESCRIPTION OF THE BONDS—Ranking and Security. At September 30, 2021, we had outstanding approximately $3.2 billion in aggregate principal amount of First Mortgage Bonds, which will rank equally with the Bonds.

No Listing of the Bonds

No application is being or is intended to be made for the listing or trading of the Bonds on any securities exchange or trading facility or to include them in any automated quotation system.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes and to repay intercompany indebtedness owed to Dominion Energy. See USE OF PROCEEDS on page S-9.

Conflicts of Interest

As described in USE OF PROCEEDS on page S-9, some of the net proceeds of this offering may be used for the repayment of short-term debt, including commercial paper. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by affiliates of any underwriter in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See UNDERWRITING—Conflicts of Interest on page S-25.

RISK FACTORS

Your investment in the Bonds involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement, as well as in other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in the Bonds is suitable for you. See WHERE YOU CAN FIND MORE INFORMATION on page S-4.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Bonds for general corporate purposes and to repay intercompany indebtedness owed to Dominion Energy. As of October 31, 2021, we had approximately $287.3 million of outstanding variable rate debt under an intercompany credit agreement with Dominion Energy. At October 31, 2021, the applicable interest rate, which is based on Dominion Energy’s commercial paper rate and adjusted daily, was 0.2289% per annum and the original stated maturity date of January 1, 2020 is subject to automatic one-year extensions.

DESCRIPTION OF THE BONDS

We will issue the Bonds under the Indenture dated as of April 1, 1993, as supplemented (the “Indenture”), made between us and The Bank of New York Mellon Trust Company, N.A., successor to NationsBank of Georgia, National Association, as trustee (the “Trustee”). The Bonds will initially be limited to $                     in aggregate principal amount. The Bonds are available for purchase in denominations of $2,000 and any greater integral multiple of $1,000.

We may, without the consent of the existing holders of the Bonds, “reopen” the Bonds offered hereby and issue additional bonds under the Indenture having the same ranking and the same interest rate, maturity and other terms as the Bonds (except for the delivery date, price to public and, if applicable, the first interest payment date). Any additional bonds having similar terms, together with the Bonds, will constitute a single series of securities under the Indenture. The following information concerning the Bonds supplements and should be read in conjunction with the statements under “DESCRIPTION OF THE FIRST MORTGAGE BONDS” in the accompanying prospectus.

Form

The Bonds will be issued as one or more global certificates in the name of Cede & Co., as nominee for DTC and will be available only in book-entry form. See BOOK-ENTRY PROCEDURES AND SETTLEMENT beginning on page S-13.

Interest and Maturity

The Bonds will bear an interest of             % per year from the date of original issuance. Interest is payable semi-annually in arrears on June 1 and December 1 of each year (each, an Interest Payment Date). The initial Interest Payment Date for the Bonds is June 1, 2022. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the Bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Bonds are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a business day) before the Interest Payment Date. In any case, interest payable at maturity or upon redemption will be payable to the person to whom principal is payable.

The principal and interest on the Bonds are payable at the office or agency of the Company in Pittsburgh, Pennsylvania (currently, the Trustee is designated as such office or agency).

Ranking and Security

The Bonds will rank equally and ratably with all our other First Mortgage Bonds from time to time outstanding. The Bonds are secured by the lien of the Indenture on substantially all of our properties used in the generation, purchase, transmission, distribution or sale of electricity which have not been released from, or transferred not subject to, the lien of the Indenture, and any other property which we may elect to subject to the lien of the Indenture.

At September 30, 2021, we had outstanding approximately $3.2 billion in aggregate principal amount of First Mortgage Bonds, which will rank equally with the Bonds.

Optional Redemption

We may redeem, in whole or in part, the Bonds offered hereby without redeeming any other series of First Mortgage Bonds.

Prior to September 1, 2031 (three months prior to the stated maturity date), the Bonds are redeemable, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the greater of:

—	100% of the principal amount of the Bonds being redeemed, or

—	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such Bonds matured as to principal on September 1, 2031 (not including any portion of payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

On or after September 1, 2031 (three months prior to the stated maturity date), the Bonds are redeemable, in whole or in part at any time and from time to time and at our option, at a redemption price equal to 100% of the principal amount of the Bonds then outstanding to be redeemed, plus accrued and unpaid interest on the Bonds to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

—	the yield, under the heading that represents the average for the week immediately preceding the calculation date, appearing in the most recently published statistical release designated as “Statistical Release H.15, Selected Interest Rates” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month); or

—	if such release (or any successor release) is not published during the week immediately preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Bonds to be redeemed assuming, for this purpose, that the Bonds matured on September 1, 2031 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term (the “Remaining Life”).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Goldman Sachs & Co. LLC, U.S. Bancorp Investments, Inc. and Capital One Securities, Inc. and their respective successors or affiliates, as selected by us, or if none of such firms is willing or able to serve as such, a primary United States government securities dealer in the United States (a “Primary Treasury Dealer”) appointed by us.

“Reference Treasury Dealer” means each of (i) Goldman Sachs & Co. LLC, one Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and one Primary Treasury Dealer selected by Capital One Securities, Inc. and their respective successors or affiliates; provided that, if any such firm or its successor or affiliates ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (ii) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

Unless we default in payment of the redemption price, interest will cease to accrue on and after the Redemption Date on the Bonds or portions thereof called for redemption.

BASIS FOR ISSUANCE OF THE BONDS

We will issue the Bonds upon the basis of credits from the retirement of bonds under the Indenture. See “DESCRIPTION OF THE FIRST MORTGAGE BONDS” in the accompanying prospectus. At October 31, 2021, we had approximately $2,397 million of credits from the retirement of bonds under the Indenture, which may be used as the basis for the issuance of additional bonds under the Indenture (including the Bonds offered hereby).

THE TRUSTEE

The Bank of New York Mellon Trust Company, N.A., successor to NationsBank of Georgia, National Association, is the Trustee under the Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with affiliates of The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under other indentures pursuant to which securities of certain of our affiliates are outstanding. Affiliates of The Bank of New York Mellon Trust Company, N.A. have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Upon issuance, the Bonds will be represented by one or more fully registered global certificates. Each global certificate will be deposited with the trustee on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of the actual purchaser of each Bond (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all of the Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all the Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Bonds to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds on the Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Bonds at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, the Bond certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, the Bond certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures for the Bonds

The following is based on information made available by Clearstream and Euroclear or obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by Clearstream and Euroclear or either of their Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Investors may elect to hold interests in the Bonds through either DTC (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream,

Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to Bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV, or the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Bonds to or receiving interests in the Bonds from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Bonds received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Bonds settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Bonds by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Bonds among participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Bonds. This discussion is for general information only and does not address all of the potential U.S. federal income tax considerations that may be relevant to a holder with respect to the purchase, ownership and disposition of the Bonds. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, mutual funds, real estate investment trusts, regulated investment companies, tax-exempt entities, personal holding companies, controlled foreign corporations, passive foreign investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates (or former long-term residents of the United States), persons who hold Bonds as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, investors in pass-through entities, including partnerships and Subchapter S corporations that invest in the Bonds, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Bonds being taken into account in an applicable financial statement. In addition, this discussion is limited to holders of the Bonds who purchase the Bonds in the initial offering at their “issue price” and hold the Bonds as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For this purpose only, the “issue price” of the Bonds is the first price at which a substantial amount of the Bonds are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

The discussion is based upon provisions of the Code, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis, at any time. No assurance can be given that legislative, administrative, or judicial changes will not occur that would modify the tax rules expressed in those statements. Any such changes may or may not be retroactive with respect to transactions completed prior to the effective date of the changes. There are from time to time numerous proposals to make changes to tax rates and provisions. It is impossible to predict which, if any, of such provisions will be adopted.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Bonds, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of Bonds should consult their tax advisors.

This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the IRS with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE BONDS. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE BONDS IN LIGHT OF YOUR OWN SITUATION.

Optional Redemption

In certain circumstances (see DESCRIPTION OF THE BONDS—Optional Redemption), we may be obligated to pay amounts in excess of the stated interest or principal on the Bonds and/or pay amounts in redemption of the Bonds prior to their stated maturity. We intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the Bonds and therefore that these provisions do not cause the Bonds to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized to a holder of Bonds if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, then the Bonds could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate on the Bonds and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a Bond. The remainder of this discussion assumes that the Bonds will not be treated as contingent payment debt instruments.

U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to U.S. holders of the Bonds. As used in this discussion, the term “U.S. holder” means a beneficial owner of a Bond who, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest on the Bonds

A U.S. holder generally will be required to include interest received on a Bond as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the Bonds will not be treated as issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Bonds

Generally, the sale, exchange, redemption or other taxable disposition of a Bond will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest on the Bonds,” above) and (2) the holder’s adjusted tax basis in the Bond. A U.S. holder’s adjusted tax basis in a Bond generally will equal the holder’s original purchase price for the Bond.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Bond generally will be capital gain or loss and will be long-term capital gain or loss if the Bond is held for more than one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Net Investment Income Tax

Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of Bonds. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this tax to its income and gains in respect of its investment in the Bonds.

Information Reporting and Backup Withholding

Generally, interest on the Bonds paid to a U.S. holder is subject to information reporting with the IRS unless such holder is a corporation or other exempt recipient and, when required, demonstrates this fact. Backup withholding generally will apply to interest payments subject to information reporting unless such holder provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds of a sale, exchange, redemption or other taxable disposition of the Bonds (including a retirement of the Bonds). U.S. holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such exemption, if applicable.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to non-U.S. holders of the Bonds. The term “non-U.S. holder” means a beneficial owner of the Bonds, other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. holder.

Payments of Interest on the Bonds

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” below, payments of interest on a Bond to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Bonds receives a required certification from the non-U.S. holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	a bank whose receipt of interest on the Bonds is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Bonds in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either) has been received by it from the non-U.S. holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Bonds that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If the payments of interest on a Bond are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange, Redemption or Other Taxable Disposition of the Bonds

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a Bond unless:

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, the income is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the Bonds is attributable to accrued but unpaid interest on the Bonds, such amount generally will be subject to, or exempt from, tax to the same extent as described above under “—Non-U.S. Holders—Payments of Interest on the Bonds.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the non-U.S. holder the amount of interest paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale, exchange, redemption or other taxable disposition unless the non-U.S. holder complies with certain certification requirements to establish that it is not a U.S. person or it is otherwise establishes an exemption from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above under “—Non-U.S. Holders—Payments of Interest on the Bonds” generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and related IRS guidance concerning foreign account tax compliance rules (commonly referred to as “FATCA”), a 30% U.S. withholding tax is imposed on certain payments (which includes interest payments on the Bonds) paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account holders” (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Bonds on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest on the Bonds,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a Bond.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have severally and not jointly agreed to purchase, and we have agreed to sell to them, the principal amounts of the Bonds set forth opposite their names below:

Name	Principal Amount of the Bonds
Goldman Sachs & Co. LLC	$
U.S. Bancorp Investments, Inc.
Capital One Securities, Inc.
Drexel Hamilton, LLC

Total	$

Goldman Sachs & Co. LLC, U.S. Bancorp Investments, Inc. and Capital One Securities, Inc. are acting as joint book-running managers in connection with the offering of the Bonds.

The Underwriting Agreement provides that the obligation of the several underwriters to purchase and pay for the Bonds is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Bonds if any are taken.

The underwriters initially propose to offer the Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Bonds, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $1,000,000.

We have agreed to indemnify each of the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

No application is being or is intended to be made for the listing or trading of the Bonds on any securities exchange or trading facility or to include them in any automated quotation system, but we have been advised by the underwriters that they intend to make a market in the Bonds. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market, if any, for the Bonds.

In order to facilitate the offering of the Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Bonds for the underwriters. In addition, to cover overallotments or to stabilize the price of the Bonds, the underwriters may bid for, and purchase, the Bonds in the open market. Finally, the underwriters may also impose a penalty bid by reclaiming selling concessions allowed to a dealer for distributing the Bonds in the offering, if they repurchase previously distributed Bonds in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available the Bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus in relation thereto to any retail investor in the European Economic Area (EEA). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, MiFID II) or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the EU Prospectus Regulation). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the EU PRIIPs Regulation) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation. This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of the Bonds in any Member State of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of the the Bonds. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the EU Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available the Bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus in relation thereto to any retail investor in the United Kingdom (UK). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (EUWA); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of the Bonds in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Bonds. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the UK Prospectus Regulation. In the UK, this prospectus supplement and the accompanying base prospectus are only being distributed to and are only directed at persons who are qualified investors under the UK Prospectus Regulation and (1) who fall within Article 19 (5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (2) who fall within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associations etc.”) of the Order or (3) who are persons to whom it may otherwise be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying base prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying base prospectus relate is only available to, and will be engaged in with, relevant persons.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the UK.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying base prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Bonds. The Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying base prospectus nor any other offering or marketing material relating to the Bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying base prospectus nor any other offering or marketing material relating to the Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The Bonds have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the

Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds may not be circulated or distributed, nor may the Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Bonds under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Bonds have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Taiwan

The Bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in

Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Bonds in Taiwan.

Notice to Prospective Investors in Canada

The Bonds may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

As described in USE OF PROCEEDS on page S-9, some of the net proceeds of this offering may be used to repay short-term debt, including commercial paper. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be received by affiliates of any underwriter in this offering, this offering will be conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

T+     Settlement

We expect that delivery of the Bonds will be made against payment for the Bonds on the settlement date, which will be the          business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of this prospectus supplement or the next succeeding            business days will be required, by virtue of the fact that the Bonds initially will settle in T+    , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Bonds will be passed upon for us by McGuireWoods LLP and Jim Odell Stuckey, Esq., our Chief Deputy General Counsel, and for the underwriters by Troutman Pepper Hamilton Sanders LLP, which also performs certain legal services for us and our affiliates on other matters.

At November 15, 2021, Jim Odell Stuckey, Esq., owned beneficially 5,223 shares of Dominion Energy’s Common Stock, including shares acquired by the trustee under Dominion’s Salaried Savings Plan by use of contributions made by Mr. Stuckey and earnings thereon and including shares purchased by that trustee by use of Dominion Energy contributions and earnings thereon.

PROSPECTUS

DOMINION ENERGY SOUTH CAROLINA, INC.

400 Otarre Parkway

Cayce, South Carolina 29033

(803) 217-9000

First Mortgage Bonds

From time to time, we may offer and sell our securities in one or more series under this prospectus.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Investing in our securities involves risks. For a description of these risks, see “Risk Factors” on page 4 of this prospectus and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 3, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to an aggregate principal amount of $1,500,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we”, “our”, “us”, or the “Company” in this prospectus, we are referring to Dominion Energy South Carolina, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our file number with the SEC is 001-3375. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on the website of our parent, Dominion Energy, Inc. (Dominion Energy), at http://www.dominionenergy.com. Dominion Energy’s website also includes other information about us, Dominion Energy and certain of Dominion Energy’s other subsidiaries. The information available on Dominion Energy’s website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until we sell all of the securities covered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

You may request a copy of any of the documents incorporated by reference at no cost, by writing, telephoning or emailing us at:

Corporate Secretary

Dominion Energy South Carolina, Inc.

600 East Canal Street

Richmond, Virginia 23219

1-800-552-4034

shareholderservices@dominionenergy.com

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information which appears in this prospectus and which is incorporated by reference in this prospectus may only be accurate as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

THE COMPANY

The Company, a public utility headquartered in Cayce, South Carolina, is a South Carolina corporation organized in 1924. The Company is engaged in the generation, transmission and distribution of electricity to approximately 758,000 customers in the central, southern and southwestern portions of South Carolina. Additionally, the Company sells natural gas to approximately 405,000 residential, commercial and industrial customers in South Carolina.

All of our common stock is owned by SCANA Corporation, which is a wholly owned subsidiary of Dominion Energy. Dominion Energy, headquartered in Richmond, Virginia and incorporated in Virginia in 1983, is one of the nation’s largest producers and transporters of energy serving more than 7 million customers in 16 states. Dominion Energy is not guaranteeing any of the securities described in this prospectus.

Our address and telephone number are: Dominion Energy South Carolina, Inc., 400 Otarre Parkway Cayce, South Carolina 29033, (803) 217-9000.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION on page 2.

RISK FACTORS

Investing in our securities involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in our securities is suitable for you. See WHERE YOU CAN FIND MORE INFORMATION on page 2.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities offered by this prospectus to finance capital expenditures and to retire or redeem debt securities issued by us and for other general corporate purposes which may include the repayment of commercial paper or debt under any of our credit facilities.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

The term “Bonds” includes the first mortgage bonds to be offered and sold hereby. We will issue the Bonds in one or more series under our Indenture dated as of April 1, 1993 (the Indenture), between us (successor to South Carolina Electric & Gas Company) and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association), as trustee (the Trustee), as amended and as supplemented from time to time. We have summarized selected provisions of the Indenture below. The Indenture has been filed as an exhibit to the registration statement, and you should read the Indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in this summary that are not otherwise defined herein have the meanings specified in the Indenture.

Provisions of a Particular Series

The Bonds of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Bonds, for issuances of additional Bonds of that series. The prospectus supplement or other offering materials for a particular series of Bonds will describe the terms of that series, including, if applicable, some or all of the following:

•	the title of the series of Bonds;

•	the aggregate principal amount and any limit upon the aggregate principal amount of the series of Bonds;

•	the date or dates on which the principal of the series of Bonds will be payable, and any right that we have to change the date on which principal is payable;

•	the rate or rates at which the series of Bonds will bear interest, if any (or the method of calculating the rate);

•	the date or dates from which interest will accrue;

•	the interest payment dates on which the interest will be payable;

•	the record dates for the interest payable on the interest payment dates;

•	any option on our part to redeem the series of Bonds and redemption terms and conditions;

•

any obligation on our part to redeem or purchase the series of Bonds in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

•	the denominations of the series of Bonds, if other than $1,000 and integral multiples thereof;

•

if the amount of the principal of or premium (if any) or interest on the series of Bonds is determined with reference to an index or other facts or events ascertainable outside of the Indenture, the manner in which such amount may be determined;

•	if the Bonds are convertible into or exchangeable for other securities, and if so, the conversion terms and conditions;

•	any variation to the definition of “Business Day” as defined in the Indenture;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Bonds are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	whether the series of Bonds is subject to a book-entry system of transfers and payments; and

•	any other particular terms of the series of Bonds and of its offering. (Section 201)

Payment of Bonds; Transfers; Exchanges

We will pay any interest that is due on each Bond to the person in whose name that Bond is registered as of the close of business on the record date relating to the interest payment date. (Section 207) However, we will pay interest which is payable when the Bonds mature (whether the Bonds mature on their stated date of maturity, the date the Bonds are redeemed or otherwise) to the person to whom the relevant principal payment on the Bonds is to be paid.

We will pay principal of, and any premium and interest on, the Bonds at our office or agency in Atlanta, Georgia (currently, the Trustee). The applicable prospectus supplement for any series of Bonds will specify any other place of payment and any other paying agent. We may change the place at which the Bonds will be payable, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (Section 702)

Except as provided in a prospectus supplement, if principal of or premium (if any) or interest on the Bonds is payable on a day which is not a Business Day, payment thereof may be postponed to the next succeeding Business Day, and no additional interest will accrue as a result of the delayed payment. (Section 116)

“Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in Atlanta, Georgia are generally authorized or required by law, regulation or executive order to remain closed. (Section 101)

You may transfer or exchange the Bonds for other Bonds of the same series, in authorized denominations, and of like tenor and aggregate principal amount, at our office or agency in Atlanta, Georgia (currently, the Trustee). At our discretion, we may change the place for registration and transfer of the Bonds, and we may appoint one or more additional security registrars (including us) and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Bonds, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. (Section 205)

Redemption

The Bonds are subject to redemption, as set forth in the applicable prospectus supplement, only upon notice by mail (unless waived) not less than 30 days (or such other period set forth in the applicable prospectus supplement) prior to the redemption date. If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the method provided for any particular series, or in the absence of any such provision, by any method as the security registrar deems fair and appropriate. (Sections 109, 903 and 904)

We may, in any notice of redemption, make any redemption conditional upon receipt by the Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Trustee has not received that money, we will not be required to redeem those Bonds and we will then give notice to that effect. (Section 904)

Security

General

The Bonds of each series will be equally and ratably secured under the Indenture. The Bonds are secured by the lien of the Indenture on substantially all of our properties used in the generation, purchase, transmission, distribution or sale of electricity which have not been released from, or transferred not subject to, the lien of the Indenture, and any other property which we may elect to subject to the lien of the Indenture. (Granting Clauses)

If we merge or are consolidated with another corporation and certain conditions set forth in the Indenture are satisfied, the existing mortgage or deed of trust or similar indenture entered into by such corporation may be designated as a “Class A Mortgage” and bonds issued thereunder would be “Class A Bonds” for purpose of the Indenture. In that event, the Bonds will be secured, additionally, by such Class A Bonds as may be issued under the Class A Mortgage and deposited with the Trustee and by the lien of the Indenture, which lien would be junior to the lien of Class A Mortgage with respect to the property subject to such Class A Mortgage. (Section 1206) Presently, we have no Class A Bonds outstanding.

Lien of the Indenture

The lien of the Indenture is subject to the prior first mortgage lien of a Class A Mortgage, if any, liens on after-acquired property existing at the time of acquisition and various permitted liens, including:

•	tax liens, mechanics’, materialmen’s and similar liens and certain employees’ liens, in each case, which are not delinquent or which are being contested;

•

certain judgment liens and easements, reservations and rights of others (including governmental entities) in, and defects of title to, the property subject to the lien of the Indenture which do not materially impair its use by us;

•	certain leases; and

•	certain other liens (including but not limited to liens which are immaterial to our operations) and encumbrances. (Granting Clauses and Section 101)

The following, among other things, are excepted from the lien of the Indenture:

•	cash and securities not held under the Indenture;

•	contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles;

•	automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment;

•	all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business;

•	fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of our business;

•	portable tools and equipment;

•	furniture and furnishings;

•	all leasehold interests;

•	computers, machinery and equipment used exclusively for corporate administrative or clerical purposes;

•	electric energy, gas, steam, water and other products generated, produced or purchased;

•	coal, ore, gas, oil and other minerals and all timber mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests; and

•	with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia. (Granting Clauses)

The Indenture contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of a Class A Mortgage, if any, and the provisions of the U.S. Bankruptcy Code) after-acquired electric utility property to the lien of the Indenture. (Granting Clauses) Notwithstanding the foregoing, it may be necessary to comply with applicable recording requirements to perfect such lien on after-acquired electric utility property.

The Indenture provides that the Trustee has a lien upon the property subject to the lien of the Indenture, for the payment of its compensation and expenses. This Trustee’s lien is prior to the lien on behalf of the holders of the Bonds. (Section 1607)

Issuance of Bonds

The maximum principal amount of Bonds that we may issue under the Indenture is currently $10 billion and may be increased by us without the consent of holders of outstanding Bonds, subject to the restrictions discussed below. Under the Indenture, Bonds may be authenticated and delivered, upon receipt by the Trustee of a supplemental indenture, a board resolution or an officer’s certificate pursuant thereto, together with a company order to the Trustee, an opinion of counsel and an officer’s certificate, subject to the further requirements of the Indenture described below. (Sections 201 and 301)

We may issue Bonds of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

•	the aggregate principal amount of Class A Bonds issued and delivered to the Trustee and designated by us as the basis for such issuance;

•

70% of the amount of Unfunded Net Property Additions (generally defined as Property Additions net of retirements) which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Indenture);

•	the aggregate principal amount of retired Bonds; and

•	cash deposited with the Trustee. (Sections 101, 104 and 302 and Articles Four, Five and Six)

Property Additions are generally defined to include any property subject to the lien of the Indenture (the Mortgaged Property) which we may elect to designate as such, except (with certain exceptions) goodwill, going concern value, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account. (Sections 101 and 104)

Based upon Property Additions certified to the Trustee on March 28, 2019 as of February 28, 2019 (the last date of certification of Property Additions under the Indenture), we have Unfunded Net Property Additions of approximately $980 million, sufficient to permit the issuance of approximately $686 million of additional Bonds on the basis thereof. At December 31, 2020, we had $2,634 million of credits from the retirement of Bonds under the Indenture, which may be used as the basis for the authentication of additional Bonds under the Indenture.

With certain exceptions in the case of Bonds issued on the basis of Class A Bonds and retired Bonds as described above, we can issue Bonds only if our Adjusted Net Earnings for 12 consecutive months within the preceding 18 months is at least twice the Annual Interest Requirements on:

•	all Bonds at the time outstanding;

•	the Bonds then applied for; and

•	all outstanding Class A Bonds, if any, other than Class A Bonds held by the Trustee under the Indenture. (Sections 103, 301, 302 and 501)

Release of Property

We may obtain the release of property from the lien of the Indenture either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for retired Bonds. We may also obtain the release of property upon the basis of the release of the property from the lien of a Class A Mortgage, if any. (Article Ten)

Withdrawal of Cash

We may withdraw cash deposited as the basis for the issuance of Bonds and cash representing certain payments in respect of Class A Bonds, if any, designated as the basis for the issuance of Bonds or the withdrawal of cash (Designated Class A Bonds) upon the basis of (1) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (2) an equal amount of retired Bonds or (3) an equal amount of Class A Bonds which are not Designated Class A Bonds. (Sections 601 and 1202) In addition, we may withdraw cash upon the basis of (a) an equal amount of Unfunded Net Property Additions, or (b) ten-sevenths of the amount of retired Bonds, or may apply such cash to (y) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (z) the redemption or payment at stated maturity of Bonds. (Sections 601 and 1005)

Modification of Indenture

We may, without the consent of any holders of outstanding Bonds, enter into supplemental indentures for, including but not limited to, the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company;

•	to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Indenture;

•	to correct or amplify the description of any property at any time subject to the lien of the Indenture, or to subject to the lien of the Indenture additional property;

•	to establish the form or terms of any series of Bonds;

•	to evidence and provide for the acceptance of appointment of a successor Trustee;

•	to increase or decrease the amount of future advances and other indebtedness and sums which may be secured by the Indenture or to extend the Maturity of the Indenture;

•	to make any other changes to or eliminate provision of the Indenture required or contemplated by the Trust Indenture Act; or

•	to make certain other modifications, generally of a ministerial or immaterial nature. (Section 1701)

We may amend the Indenture for other purposes only with the consent of the holders of a majority in principal amount of the Bonds then outstanding, considered as one class, unless such amendment directly affects the rights of the holders of Bonds of one or more, but less than all, series, in which case only the consent of the holders of a majority in principal amount of the affected series of the Bonds then outstanding, considered as one class, need be obtained. However, without the consent of the holder of each affected outstanding Bond, we may not amend the Indenture for the following purposes:

•

to change the stated maturity of the principal of, or any installment of principal of or interest on, any Bond or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any Bond;

•	to reduce the principal amount of any Bond which is a Discount Security that would be due upon a declaration of acceleration of that Bond’s maturity;

•	to change the currency of any payment of principal of or any premium or interest on any Bond;

•	to impair the right to institute suit for the enforcement of any payment on or with respect to any Bond after the stated maturity or redemption date of that Bond;

•

to permit the creation of any lien ranking prior to the lien of the Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the Indenture on all or substantially all of the Mortgaged Property, or otherwise deprive such holder of the benefit of the security of the lien of the Indenture;

•

to reduce the percentage in principal amount of outstanding Bonds of any series for which the consent of the holders is required to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture, or reduce certain quorum or voting requirements of the Indenture; or

•	to modify the foregoing requirements or reduce the percentage of outstanding Bonds necessary to modify other provisions of the Indenture or waive any past default thereunder. (Section 1702)

Events of Default

Each of the following events is an Event of Default under the Indenture:

•	We fail to make payments of principal or premium within 3 Business Days, or interest within 60 days, after the due date;

•	We fail to perform or breach any other covenant or warranty for a period of 90 days after notice;

•	We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur; or

•	We default under any Class A Mortgage. (Section 1101)

If an Event of Default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the Outstanding Bonds may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. After the declaration of acceleration has been made, but before the sale of any of the Mortgaged Property and before the Trustee has obtained a judgment or decree for payment of money, the Event of Default giving rise to such declaration of acceleration will be deemed to be waived, and such declaration and its consequences will be rescinded and annulled, if we (a) pay to the Trustee all overdue interest, principal and any premium on any Outstanding Bonds and (b) cure any other such Event of Default. (Section 1102)

The holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Indenture available to the Trustee or exercising any trust or power conferred on the Trustee. No holder of any Bond has the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or for any other remedy thereunder, unless:

•	that holder previously gave written notice of a continuing Event of Default to the Trustee;

•

the holders of a majority in principal amount of Outstanding Bonds have made written request to the Trustee to institute proceedings and offered to the Trustee reasonable indemnity against costs and liabilities and requested that the Trustee take action;

•	the Trustee declined to take action for 60 days; and

•	the holders of a majority in principal amount of Outstanding Bonds have given no inconsistent direction during such 60-day period;

provided, however, that each holder of a Bond has the right to enforce payment of that Bond when due. (Sections 1111, 1112 and 1116)

In addition to the rights and remedies provided in the Indenture, the Trustee may exercise any right or remedy available to the Trustee in its capacity as the owner and holder of Class A Bonds, if any, which arises as a result of a default under any Class A Mortgage. (Section 1119)

Waiver of Default and of Compliance

The holders of not less than a majority in principal amount of the outstanding Bonds may, on behalf of the holders of all the outstanding Bonds, waive any past default under the Indenture, except a default in the payment of the principal of or premium, if any, or interest, if any, on any outstanding Bonds, or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Bond of any series or tranche affected. (Section 1117)

In addition, under certain circumstances, (a) the holders of not less than a majority in aggregate principal amount of outstanding Bonds of all series with respect to which compliance is applicable, considered as one class, may waive in advance our compliance with certain covenants and (b) with respect to certain other covenants, the holders of at least a majority in principal amount of outstanding Bonds may waive in advance compliance with such term, provision or condition. (Section 709)

Defeasance; Satisfaction and Discharge

Upon receipt by the Trustee of moneys or Eligible Obligations, or both, sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Bonds together with a company order and opinion of counsel required by the Indenture, the holders of the Bonds or portions thereof in respect of which such deposit was made will no longer be entitled to the benefit of certain of our covenants under the Indenture, and the Trustee will, upon receipt of a company order as required by the Indenture, acknowledge in writing that such Bonds or portions thereof are deemed to have been paid for purposes of the Indenture and that our entire indebtedness in respect of such Bonds or portion thereof under the Indenture has been deemed to have been satisfied and discharged. Notwithstanding the satisfaction and discharge of any Bonds as described above, certain of our obligations and the obligations of the Trustee will survive. (Section 1301)

Restrictions on Payment of Dividends and Other Covenants

The Indenture prohibits us from declaring and paying dividends on any shares of our common stock except from either (1) the excess of our net assets over our Capital (Surplus) or (2) if there is no Surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that no dividends may be declared if and while our Capital is significantly impaired as described in the Indenture. “Capital” is defined in the Indenture to mean the part of the consideration we received for any shares of our capital stock as determined by our board of directors to be capital or, if our board has not made such a determination, the aggregate par amount of shares having a par value plus the amount of consideration for such shares without par value. All of the outstanding shares of our common stock are held of record by SCANA Corporation. (Section 711)

In addition, the Indenture contains other covenants that require us to, among other things:

•	maintain and preserve the lien of the Indenture; (Section 701)

•	maintain a place of payment; (Section 702)

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any; (Section 703)

•	pay all taxes and assessments and other governmental charges lawfully levied or assessed upon the Mortgaged Property; (Section 704)

•	pay the principal, interest and premium, if any, on the Bonds when due; (Section 705)

•	keep certain types and amounts of fire insurance with respect to Property Additions; (Section 706)

•	maintain and keep in good condition, repair and working order the Mortgaged Property; and (Section 707)

•	preserve and keep in full force and effect our corporate existence except as provided in the Indenture. (Section 708)

Consolidation, Merger and Conveyance of Assets as an Entirety

We have agreed not to consolidate or merge into any other entity, or to convey, or otherwise transfer the Mortgaged Property as or substantially as an entirety to any person, unless we are the continuing entity (in the case of a merger) or the successor corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or other transfer the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State or Territory thereof or the District of Columbia and such corporation executes and delivers to the Trustee an indenture supplemental to the Indenture, in form recordable and satisfactory to the Trustee, which:

•	fully preserves in all material respects the Lien and security of this Indenture and the rights and powers of the Trustee and the holders of the Bonds under the Indenture;

•

contains an assumption by the successor corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Bonds then Outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by the Company; and

•	contains a grant, conveyance, transfer and mortgage by the successor corporation, of the same tenor of the granting clauses. (Sections 1501 and 1505)

Evidence of Compliance

The Indenture and the Trust Indenture Act require that we give the Trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Indenture and periodically deliver reports, information and other documents to the Trustee and file certain documents with the SEC. (Article Eight)

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., successor to NationsBank of Georgia, National Association, is the Trustee under the Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with affiliates of The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under other indentures pursuant to which securities of certain of our affiliates are outstanding. Affiliates of The Bank of New York Mellon Trust Company, N.A. have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As Trustee under the Indenture, The Bank of New York Mellon Trust Company, N.A. will perform only those duties that are specifically described in the Indenture unless an event of default under the Indenture occurs and is continuing. The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any holder pursuant to the Indenture, unless such holder has offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 1603)

Global Securities

If provided in the applicable prospectus supplement, except under the circumstances described therein, we will issue Bonds sold pursuant to this prospectus as one or more global certificates (each a Global Certificate), each of which will represent beneficial interests in the applicable Bonds. We will deposit those Global Certificates with, or on behalf of The Depository Trust Company, New York, New York (DTC) or another depository which we subsequently designate (collectively, the Depository), and register them in the name of a nominee of the Depository.

So long as the Depository, or its nominee, is the registered owner of a Global Certificate, the Depository or its nominee, as the case may be, will be considered the owner of that Global Certificate. We will make payments of principal of, any premium, and interest on the Global Certificate to the Depository or its nominee, as the case may be, as the registered owner of that Global Certificate. Except as set forth in the applicable prospectus supplement, owners of a beneficial interest in a Global Certificate will not be entitled to have any individual Bonds registered in their names, will not receive or be entitled to receive physical delivery of any Bonds and will not be considered the owners of Bonds.

Accordingly, to exercise any of the rights of the registered owners of the Bonds, each person holding a beneficial interest in a Global Certificate must rely on the procedures of the Depository. If that person is not a DTC participant, then that person must also rely on procedures of the DTC participant through which that person holds its interest.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to purchasers;

•	through agents;

•	to or through underwriters; or

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the Securities Act), and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or other offering materials indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or other offering materials, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or other offering materials (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOMINION ENERGY SOUTH CAROLINA, INC.